Exhibit 1(c)

                      SCUDDER VARIABLE LIFE INVESTMENT FUND

                 Establishment and Designation of Series of Shares
                     of Beneficial Interest, Without Par Value

      The undersigned, being the sole Trustee of Scudder Variable Life Investment Fund, a Massachusetts business trust (the "Fund"), acting pursuant to
Section 5.11 of the Declaration of Trust dated March 15, 1985, (the "Declaration of Trust") of the Fund, hereby divides the shares of beneficial interest of the Fund into four separate series ("Portfolios"), each Portfolio hereby created having the following special and relative rights:

      1. The Portfolios shall be designated as follows:

            Money Market Portfolio
            Managed Bond Portfolio
            Managed Equity Portfolio
            Managed Diversified Portfolio

      2. Each Portfolio shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Fund's registration Statement under the Securities Act of 1933, as amended. Each share of beneficial interest of each Portfolio ("share") shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of that Portfolio shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Portfolio. The proceeds of sales of shares of a Portfolio, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Portfolio, unless otherwise required by law. Each share of a portfolio shall be entitled to receive its pro rata share of net assets of that Portfolio upon liquidation of that Portfolio.

      3. Shareholders of each Portfolio shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to any Portfolio as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule.

      4. The assets and liabilities of the Fund shall be allocated among the above-referenced Portfolios as set forth in Section 5.11 of the Declaration of Trust, except as provided below.
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            (a) Costs incurred by the Fund in connection with its organization and initial registration and public offering of shares shall be divided equally among the above-referenced Portfolios and shall be amortized for each such Portfolio over the lesser of the life of such Portfolio or the five year period beginning on the effective date of the Fund's first registration statement under the Securities Act of 1933.

            (b) The liabilities, expenses, costs, charges or reserves of the Fund (other than the investment advisory fee or the organizational expenses paid by the Fund) which are not readily identifiable as belonging to any particular Portfolio shall be allocated among the Portfolios on the basis of their relative average daily net assets.

            (c) The Trustees may from time to time in particular cases make specific allocations of assets or liabilities among the Portfolios.

      5. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Portfolio now or hereafter created, or to otherwise change the special and relative rights of any such Portfolio provided that such change shall not adversely affect the rights of holders of shares of a Portfolio.

Dated: March 15, 1985


                                          /s/ David S. Lee
                                          ------------------------
                                          David S. Lee


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